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                                                                   EXHIBIT 10.39

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of November 13, 1997, by and between MOTORVAC TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and DAVID P. NELSON (the "Employee").


                                R E C I T A L S:

        Employee and the Company desire to enter into this Agreement to establish the terms and conditions of Employee's employment by the Company during the term hereof.


                               A G R E E M E N T:

        NOW, THEREFORE, in consideration of the foregoing recital, and subject to the conditions and covenants set forth herein, the parties agree as follows:

        1. Employment

               (a) General Duties. The Company hereby employs Employee, and Employee hereby agrees to serve, as the Vice President, Finance and Chief Financial Officer, of the Company during the Term (as hereinafter defined) hereof. Employee shall have such duties and powers as are normally accorded to a Vice President, Finance and Chief Financial Officer, of a corporation and shall loyally, conscientiously and in good faith perform such duties as may be assigned to him from time to time by the President of the Company (the "President"). If the Term of this Agreement is extended beyond the Initial Term (as hereinafter defined), the President shall review Employee's duties and title and may alter the scope and nature of Employee's duties and employee's title as may be mutually acceptable to the Company and Employee.

               (b) Uniqueness of Employee's Services. Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual and extraordinary character which gives them a particular value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Therefore, Employee expressly agrees that the Company, in addition to any other rights or remedies that Company shall possess, shall be entitled to temporary and permanent injunctive and other equitable relief against Employee to prevent a threatened breach or remedy an existing breach of this Agreement by Employee.


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        2. Term and Termination

               (a) Term of Agreement. Unless earlier terminated as provided in this Agreement, the term of Employee's employment shall commence on the date hereof and shall continue for a period of ninety (90) days from the date hereof (the "Initial Term"). If the Company, in its sole discretion, and for any reason or no reason whatsoever, desires not to renew the term of this Agreement beyond the Initial Term, then the Company shall deliver written notice of its election not to so renew this Agreement (the "Non-Renewal Notice") prior to the expiration of the Initial Term (the "Non-Renewal Notice Date"). If the Company does not deliver a Non- Renewal Notice to Employee by the Non-Renewal Notice Date, then this Agreement shall be automatically renewed for a three (3)-year term, commencing on the last day of the Initial Term (the "Renewal Period"). The Initial Term and the Renewal Period are hereinafter collectively referred to as the "Term." This Agreement shall automatically renew for successive one (1)-year terms unless the Company delivers to the Employee a Notice of Intent Not to Renew, at least sixty (60) days before the expiration of the term of this Agreement or extension thereto. In the event that the Company delivers such notice to the Employee, and such notice is not "for cause," the Employee shall be entitled payment in the amount of six (6) months of Base Salary payable on regular pay days during that six-month period, and the Company shall continue to pay health care premiums for the Employee and his dependents under COBRA for such period. The Employee hereby agrees that the Company shall have no further liability whatsoever under the terms of this Agreement, other than the payment of base salary for six (6) months and the health benefits referenced in this paragraph.

               (b) Termination by Company for Cause. Notwithstanding anything in this Agreement to the contrary, express or implied, or Section 2924 of the California Labor Code or any similar provision, this Agreement (and Employee's employment) may be terminated immediately and without notice by the Company for cause, which shall include, without limitation, any of the following:

                      (i) Employee's neglect of, or failure to adequately perform, his duties and obligations hereunder after being given written notice of such failure or misconduct by Employee, in either case in the judgment of the Board of Directors;

                      (ii) Employee's failure to carry out the lawful written instructions of the Board of Directors;

                      (iii) Employee's engaging or participating in any activity which is competitive with or injurious to the Company in the judgment of the Board of Directors;

                      (iv) Employee's commission of any fraud against the Company or use or appropriation for his personal use and benefit of any funds, assets or properties of the Company not authorized by the Company to be so used or appropriated; or


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                      (v) Employee's commission of any crime.

               Upon termination of this Agreement by the Company pursuant to this Section 2(b), Base Salary (as hereinafter defined) payable to Employee shall be prorated to the date of termination, and the Company shall have no further liability whatsoever to Employee.

               (c) At Will Employment; Termination by Company Without Cause. Notwithstanding anything in this Agreement to the contrary, express or implied, or Section 2924 of the California Labor Code or any similar provision, this Agreement (and Employee's employment) may be terminated at the will of the Company without cause upon delivery of written notice (the "Termination Notice") to Employee. If such Termination Notice is delivered by the Company during the Initial Term or after the Initial Term, then Employee shall be entitled to receive payment of the Base Salary at the times set forth in this Agreement for a period of six (6) months from the date of such termination without cause, and the Company shall continue to pay the premiums for health benefits for Employee and his dependents under COBRA for such period. If the Company elects to terminate this Agreement pursuant to this Subparagraph (c), the Company shall have no further liability whatsoever to Employee other than the payment of the Base Salary and health benefits referenced in this Subparagraph (c).

               (d) Automatic Termination. This Agreement (and Employee's employment) shall terminate immediately and without the necessity of any notice or any other action by any party hereto upon the first to occur of any of the following:

                      (i) The death of Employee;

                      (ii) The loss of Employee's legal capacity to contract;

                      (iii) Bankruptcy of the Company, whether voluntary or involuntary;

                      (iv) The inability of Employee to perform his duties or responsibilities hereunder, as a result of mental or physical ailment or incapacity, for an aggregate of ninety (90) calendar days during any twelve
(12)-month period (whether or not consecutive), unless waived in writing by Company (a "Disability"); or

                      (v) the expiration of the Term of this Agreement.

               Upon termination of this Agreement pursuant to this Subparagraph
(d), Base Salary payable to Employee shall be prorated to the date of termination, and Company shall have no further liability whatsoever to Employee; provided that for so long as the Company does not have a disability insurance policy in effect covering Employee, in the event of a termination on account of a Disability under Subparagraph (iv) above, Employee shall be entitled to receive payment of his Base Salary for a period of ninety (90) days following any termination on account of Disability and the Company shall continue to pay the premiums for health benefits for Employee and his


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dependents under COBRA for such period. If the Company obtains and has in force disability insurance covering Employee, then Employee shall only be entitled to receive Base Salary prorated to the date of termination on account of Disability plus any applicable disability insurance payments due Employee under such disability insurance policy. The Company currently offers long-term disability insurance at no cost to the Employee.

               3. Exclusivity of Employment.

               (a) Loyal and Conscientious Service. During the Term of this Agreement, Employee shall devote his full business time, interest, abilities and energies to the Company and use his best efforts, skills and abilities to promote the general welfare and interest of the Company and to preserve, maintain and enhance its business and business relationships with its customers and employees.

               (b) Non-Competition. During the Term of this Agreement, Employee shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity, whether for compensation or otherwise, or engage in any business activities which in either case are competitive with or adverse to the Company's business or welfare, whether alone, as an employee, as a partner, or as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time for educational, charitable or professional activities (provided that none of such activities are competitive with or adverse to the Company's business) shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement.

        4. Compensation.

               (a) Base Salary.

                      (i) During the Initial Term of this Agreement, the Company shall pay Employee a fixed annual salary ("Base Salary") in an amount equal to One Hundred Ten Thousand Dollars ($110,000) per year. If the Company does not deliver a Non-Renewal Notice to Employee prior to the Non-Renewal Notice Date, then Employee's Base Salary shall remain at One Hundred Ten Thousand Dollars ($110,000) per year. If this Agreement remains in effect after the Initial Term, the President shall review Employee's Base Salary on or around the date of the first Board meeting after 1997 year-end closing.

                      (ii) The Base Salary shall be paid in equal installments (subject to proration for a period of employment of greater or less than a year or any applicable payroll period therein) on the Company's regular payroll dates. Employee authorizes the Company to make such deductions and withholdings from his Base Salary and any other earnings from Company as are required by law, which deductions shall include, without limitation, withholding for federal and state income tax and Social Security and Medicare withholdings.


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               (b) Discretionary Bonus. The Company shall adopt a bonus plan
(the "Bonus Plan") pursuant to which the Company shall set aside up to 10% of the annual pre-tax profit of the Company for bonuses to eligible employees of the Company under the Bonus Plan. For each fiscal year of the Company during the Term of this Agreement, Employee shall be eligible to receive a bonus (the "Percentage Bonus") out of the Bonus Plan based upon Employee's performance for such fiscal year, in an amount determined in the sole and absolute discretion of the President of the Company. In addition to the Percentage Bonus, for each fiscal year of the Company during the Term of this Agreement, Employee shall be eligible to receive a discretionary bonus (the "Discretionary Bonus") based upon Employee's and Company's performance for such fiscal year, as determined in the sole and absolute discretion of the President of the Company. The amount and the terms of payment of any Percentage Bonus and/or Discretionary Bonus awarded, if any, shall be determined in the sole and absolute discretion of the President of the Company. For the year 1998, this Bonus shall be a minimum of $5,000.00.

               (c) Additional Compensation and Benefits. In addition to his Base
Salary:

                      (i) Employee shall be entitled to three (3) weeks paid vacation in each year; provided that Employee shall not have any vacation days during the Initial Term.

                      (ii) During the Term of this Agreement Employee shall receive an automobile allowance in the amount of Five Hundred Dollars ($500) per month (prorated for a period of employment of less than one month) and shall apply said allowance to the maintenance, upkeep, and insurance of an automobile suitable for Company business. Employee shall not be reimbursed for mileage incurred on behalf of the Company. Employee is solely responsible for the operating expenses, license and registration fees, maintenance and repairs and insurance of said automobile (which insurance shall be with a California-licensed company with coverage in the amounts of not less than $1,000,000 for bodily injury or death to one person in one accident and $100,000 for property damage per accident). The Company is not responsible for any damage to Employee's vehicle or for Employee's insurance deductible or for any other expenses incurred by Employee in connection with Employee's vehicle.

                      (iii) During the Term of this Agreement, the Company shall pay or reimburse Employee for all reasonable and necessary travel and other business expenses incurred or paid by Employee in connection with the performance of his services under this Agreement (except as shall be related to Employee's automobile, but including any expenses relating to business use of a portable or cellular telephone) upon approval of the Company and presentation of expense statements, vouchers, logs and such other supporting information as the Company may reasonably request from time to time.

                      (iv) During the Term of this Agreement, the Company shall pay or reimburse Employee for the annual cost of premiums for health and/or medical insurance coverage for Employee and Employee's dependents consistent with the coverage made generally available by the Company to senior executives of the Company, as such coverage is in effect from time to


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time, except that the Company shall not pay or reimburse Employee for dependent coverage when a dependent of the Employee is provided health or medical coverage from other sources at no cost to the Employee or his dependent.

                      (v) In addition to the benefits set forth above, during the Term of this Agreement, Employee shall be entitled to participate in any other policies, programs and benefits which the Company may, in its sole and absolute discretion, make generally available to its other senior executives from time to time, including, but not limited to, life insurance, disability insurance, pension and retirement plans and other similar programs.

               (d) Stock Options. If the Company does not deliver a Non-Renewal Notice to Employee prior to the Non-Renewal Notice Date, then, effective on the date that is ninety-one (91) days from the date of this Agreement, the Company shall, at the next Board meeting, grant to Employee non-qualified stock options to acquire 20,000 shares of the Company's common stock. The options shall be exercisable in five cumulative installments of twenty percent (20%) per year commencing on the date that is one year from the date of this Agreement. The options shall be granted pursuant to and in accordance with all the terms and provisions of the MotorVac Technologies, Inc. 1996 Stock Incentive Award Plan. If the Company delivers a Non-Renewal Notice to Employee prior to the Non-Renewal Notice Date, then Employee shall not be entitled to be granted any options hereunder.

        5. Nondisclosure and Assignment of Proprietary and Confidential Information. In consideration and recognition of the fact that Employee has had, or during the course of his employment with the Company may have, access to Confidential Information (as hereinafter defined) of the Company or other information and data of a secret or proprietary nature of the Company which the Company desires to keep confidential, and that the Company has furnished, or during the course of Employee's employment will furnish, to Employee, Employee agrees and acknowledges as follows:

               (a) Confidential Information. As used herein, the term "Confidential Information" shall mean and include, without limitation, any and all marketing and sales data, plans and strategies, costs, revenues, and other financial information, financial projections, customer and/or distributor lists, prospective customer and/or distributor lists, suppliers, sources of supply, promotional ideas, methods, inventions, improvements, discoveries or designs, whether or not patentable, "know-how," employment information or terms of employment, training and sales techniques, and any other information of a similar nature disclosed to Employee or otherwise made known to him as a consequence of or through his employment with the Company (including information originated by Employee) during Employee's employment; provided, however, that the term Confidential Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by Employee or any agent or representative of Employee in violation of this Agreement, or (ii) was available to Employee on a non-confidential basis from a source


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other than the Company, or any of its officers, directors, employees, agents or other representatives.

               (b) Exclusive Rights; Assignment to Company. The Company has exclusive property rights to all Confidential Information, and Employee hereby assigns to Company all rights he might otherwise possess in any Confidential Information. Except as required in the performance of his duties to the Company, Employee will not at any time during or after his employment, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise disclose or put in the public domain, any Confidential Information relating to the Company, or its services, products or business. Employee agrees to deliver to the Company any and all copies of Confidential Information in the possession or control of Employee upon the expiration or termination of this Agreement, or at any other time upon request. This Paragraph 5 shall survive the termination of this Agreement and the termination of Employee's employment with the Company.

        6. Solicitation of Employees. In consideration and recognition of the fact that Employee's position with the Company is an executive position involving fiduciary responsibility to the Company and access to the Company's Confidential Information, Employee agrees that he will not, directly or indirectly, solicit or take away any employees of the Company for employment by any enterprise that competes with, or is engaged in a substantially similar business to, the business of the Company. This Paragraph 6 shall survive for a period of two (2) years from the date of termination of this Agreement.

        7. Representation by Employee. Employee represents and warrants that he is under no restriction or disability by reason of any prior contract or otherwise which would prevent him from entering into and performing his duties and obligations under this Agreement.

        8. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date indicated on the return receipt as the date of receipt or refusal if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, return receipt requested, and properly addressed as follows:

            To the Company:           MotorVac Technologies, Inc.
                                      1431 S. Village Way
                                      Santa Ana, California 92705
                                      Attention:  President

            To the Employee:          David P. Nelson
                                      5626 Seaside Heights Drive
                                      Rancho Palos Verdes, California 90275


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               Any party may change its address for the purpose of this
Paragraph 8 by giving the other party written notice of the new address in the manner set forth above.

        9. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior oral or written agreement, arrangements and understandings relating to the subject matter hereof.

        10. Amendment. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants or conditions hereof may be amended, only by a written instrument executed by Employee and by an authorized representative of the Company which expressly states the intention of the parties to modify the terms of this Agreement.

        11. Waiver. Any failure to exercise or delay in exercising any right, power or privilege herein contained, or any failure or delay at any time to require the other party's performance of any obligation under this Agreement, shall not affect the right to subsequently exercise that right, power or privilege, or to require performance of that obligation. A waiver of any of the provisions of this Agreement shall not be deemed, nor shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. A waiver shall not be binding unless executed in writing by the party making the waiver.

        12. Assignment; Binding Effect. This Agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assign; however, this Agreement is personal to Employee and may not be assigned by Employee in whole or in part.

        13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

        14. Attorneys' Fees. In any judicial action or proceeding or any arbitration proceeding between the parties to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach hereof, to seek a judicial determination of the rights or obligations of any party hereto, or in any judicial action or proceeding or any arbitration proceeding between the parties in which this Agreement is raised as a defense, regardless of whether the action or proceeding is prosecuted to judgment, and in addition to any other remedy, the unsuccessful party shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred by the successful party.



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        15. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, excluding any choice of law principles which direct the application of the laws of another jurisdiction.

        16. Effect of Headings. The subject headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any of its provisions.

        17. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        18. Change in Control.

               (a) If there is a "Change in Control" of the Company (as defined below), and following the occurrence of such Change in Control, the Employee is terminated without cause, or resigns from his employment for "Good Reason" (as defined below), then Employee shall be entitled to receive the Severance Payment in a lump-sum payment equal to twelve (12) month's salary, net of any required deductions, offsets or withholdings, payable within ten (10) days of the date of such termination and the Company shall continue to pay the premiums for health benefits for the Employee and his dependents under COBRA for a period of twelve
(12) months following the date of such termination. The Severance Payment will be payable without regard to whether Employee seeks or obtains alternative employment following his termination. However, the Severance Payment will not be payable if (i) Employee's employment is terminated with cause (as defined in the Employment Agreement), (ii) Employee terminates his employment without Good Reason or (iii) Employee's employment is terminated on account of his disability or death. In addition, no Severance Payment is payable on account of any termination of Employee's employment in connection with any Change in Control if Employee is simultaneously employed by the successor to the Company in the Change in Control or any of its affiliates.

               (b) For purposes of this Agreement, a "Change in Control" shall mean (i) a liquidation, winding-up or dissolution of the Company, (ii) a merger or consolidation in which the Company does not survive as a corporate entity (other than with a wholly-owned subsidiary of the Company), (iii) the sale, transfer or other disposition of all or substantially all of the Company's assets in one transaction or a series of related transactions, (iv) the acquisition, after the date hereof, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then-outstanding securities by any person, entity or group (other than any person, entity or group that is an affiliate of the Company as of the date hereof or is an affiliate of Erin Mills International Investment Corporation), acting alone or in concert with one another in one transaction or a series of related transactions, (v) a change of the majority membership of the Board of Directors of the Company within any two (2)-year period resulting from any tender offer or contested election of directors or (vi) any other event or condition which the Board of Directors determines by a resolution adopted by a majority of the members of the Board of Directors to constitute a Change in Control of the Company.


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               (c) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following after the occurrence of a Change in Control of the Company: (i) a significant reduction or change in Employee's responsibilities, tasks, status, job title or description, (ii) a reduction in Employee's salary or compensation by five percent (5%) or more from that which was in effect immediately prior to the date of the Change in Control, (iii) Employee's relocation or reassignment to a work site more than thirty (30) miles from Employee's work site immediately prior to the date of the Change in Control, (iv) the creation or existence of a work environment that is openly hostile or designed to elicit or encourage Employee's resignation or (v) any act or policy which materially and adversely affects or changes the conditions, benefits and perquisites of Employee's position with the Company as in effect immediately prior to the date of the Change in Control.



               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

            "Company"                  MOTORVAC TECHNOLOGIES, INC.,
                                       a Delaware corporation


                                       By: /s/ LEE W. MELODY
                                          -------------------------------
                                          Lee W. Melody, President



            "Employee"                    /s/ DAVID P. NELSON
                                          -------------------------------
                                          David P. Nelson


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